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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Brown's Dock, L.L.C.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                              56 Prospect Street
    ----------------------------------------------------------------------------
                                   (Street)

       Hartford                   Connecticut                         06115
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               06/13/00
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol   Southwestern Life Holdings, Inc.
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
                                             X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

    ____ Form Filed by One Reporting Person
      X
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
   Common Stock          530,257                D
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   Common Stock        2,268,706                I                    (1)
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

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

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
(1) The Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Act, and therefore, each Reporting Person is deemed to have beneficial ownership of 2,798,963 shares of Common Stock.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

                                 /s/ James L. Leaner, P.C.
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                              James L. Leaner, P.C. pursuant to a Power of
                              Attorney being filed with the Commission

     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                              Attachment to Form 3
                              --------------------

          Pursuant to Instruction 5(b)(v) of the General Instructions to Form 3, this Form 3 is also being filed on behalf of the Reporting Persons set forth below. All of the information set forth in the attached Form 3 for Brown's Dock, L.L.C. is the same for the Reporting Persons set forth below unless otherwise noted.

Designated Filer:                  Brown's Dock, L.L.C.
Date of Event Requiring Statement: 6/13/00
Issuer:                            Southwestern Life Holdings, Inc.

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Nature of
                                                                       Amount of                                 Indirect
                                                                      Securities        Ownership Form:         Beneficial
Name and Address of Reporting Person              Title of Security  Beneficially   Direct (D) or Indirect (I)   Ownership
                                                                        Owned
---------------------------------------------------------------------------------------------------------------------------
Inverness/Phoenix Partners LP (A)                 Common Stock           2,194,918              D
---------------------------------------------------------------------------------------------------------------------------
Inverness/Phoenix Partners LP                     Common Stock            604,045               I                   (1)
---------------------------------------------------------------------------------------------------------------------------
Executive Capital Partners I LP (A)               Common Stock            73,788                D
---------------------------------------------------------------------------------------------------------------------------
Executive Capital Partners I LP                   Common Stock           2,725,175              I                   (1)
---------------------------------------------------------------------------------------------------------------------------
Phoenix Home Life Mutual Insurance Company (B)    Common Stock           2,798,967              I                   (2)
--------------------------------------------------------------------------------------------------------------------------
Phoenix Investment Partners, Ltd. (C)             Common Stock           2,798,967              I                   (3)
---------------------------------------------------------------------------------------------------------------------------
Inverness Phoenix Capital LLC (A)                 Common Stock           2,798,967              I                   (4)
---------------------------------------------------------------------------------------------------------------------------
Inverness Management Fund I LLC (A)               Common Stock           2,798,967              I                   (5)
---------------------------------------------------------------------------------------------------------------------------
WMD LLC (A)                                       Common Stock           2,798,967              I                   (6)
---------------------------------------------------------------------------------------------------------------------------
J.C. Comis LLC (A)                                Common Stock           2,798,967              I                   (7)
---------------------------------------------------------------------------------------------------------------------------
W. McComb Dunwoody (A)                            Common Stock           2,798,967              I                   (8)
---------------------------------------------------------------------------------------------------------------------------
James C. Comis, III (A)                           Common Stock           2,798,967              I                   (9)
---------------------------------------------------------------------------------------------------------------------------
DCPM Holdings, Inc. (C)                           Common Stock           2,798,967              I                  (10)
---------------------------------------------------------------------------------------------------------------------------

(A) 660 Steamboat Road, Greenwich, Connecticut 06830

(B) 1 American Row, Hartford, Connecticut, 06115

(C) 56 Prospect, Hartford, Connecticut 06115.

(2) Phoenix Home Life Mutual Insurance Company ("Phoenix") is a member of Brown's Dock, L.L.C. ("Brown's Dock").

(3) Phoenix Investment Partners, Ltd. is a member of Brown's Dock.

(4) Inverness/Phoenix Capital LLC (the "General Partner") is the general partner of Inverness/Phoenix Partner LP and Executive Capital Partners I LP.

(5) Inverness Management Fund I ("Inverness") is a member of Brown's Dock and a member of the General Partner.

(6) WMD LLC ("WMD") is a controlling member of Inverness.

(7) J.C. Comis LLC ("JCC") is a controlling member of Inverness

(8) W. McComb Dunwoody is a controlling member of WMD.

(9) James C. Comis, III is a controlling member of JCC and a director of the Issuer.

(10) DCPM Holdings, Inc. is a member of the General Partner.

                    Signature of Reporting Persons:


                    BROWN'S DOCK, L.L.C.
                    INVERNESS/PHOENIX PARTNERS LP
                    EXECUTIVE CAPITAL PARTNERS I LP
                    INVERNESS/PHOENIX CAPITAL LLC
                    DCPM HOLDINGS, INC.
                    PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
                    PHOENIX INVESTMENT PARTNERS, LTD.
                    INVERNESS MANAGEMENT FUND I LLC
                    WMD LLC
                    J.C. COMIS LLC
                    W. McComb Dunwoody
                    James C. Comis III

                    By:  /s/ James L. Leaner
                        ____________________________________
                    Name: James L. Leaner, P.C.
                    Title: Attorney-in-Fact
                            (Pursuant to a Power of Attorney filed
                            with the Commission)